Exhibit 99


                     BayCorp Holdings, Ltd.


                1 New Hampshire Avenue, Suite 125
                 Portsmouth, New Hampshire 03801
            Phone (603) 766-4990 - Fax (603) 766-4991


        BayCorp Acquires Power Plant Development Project and Enters Agreement to Develop Natural Gas and Oil Production
                              Wells

     Portsmouth, New Hampshire, January 7, 2005 --- BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH) today announced that it has acquired the development rights to a natural gas-fired power plant in Nacogdoches County, Texas and has also entered into agreements to develop natural gas and oil production wells in Nacogdoches County, Texas.
     BayCorp, through a wholly-owned subsidiary, Nacogdoches Power, LLC, has acquired the development rights to an approximately 1000 megawatt natural gas-fired power plant project in Nacogdoches County, Texas, located in East Texas. The project has received its air quality permit and its wastewater discharge permit and has options to acquire the land and a number of easements for the plant. The proposed plant site is located near ERCOT and the Southwest Power Pool high voltage transmission lines as well as a source of cooling water and natural gas supply lines. Nacogdoches Power is pursuing the development of this project with an initial focus on securing gas supply and power offtake contracts.
     In a separate transaction, BayCorp, through a wholly-owned subsidiary, Nacogdoches Gas, LLC, has entered into an agreement with Sonerra Resources Corporation ("Sonerra"), an independent oil and gas exploration, development and operating company, under which Nacogdoches Gas will fund the development of three natural gas and oil wells. In addition, Nacogdoches Gas has an option to participate in Sonerra's continued development of up to 15 additional natural gas and oil wells over the next two years. Under the agreement with Sonerra, Nacogdoches Gas will receive a priority return until its aggregate investment is recovered. Nacogdoches Gas' funding for the first three wells is estimated to total between $6,000,000 and $9,000,000. Nacogdoches Gas plans on funding its participation in the development of additional wells through a combination of its existing cash and external financing. Under separate agreements with Sonerra, Nacogdoches Gas has acquired an approximate 10% working interest in two producing wells developed by Sonerra in the fourth quarter of 2004.

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About BayCorp

     BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. BayCorp currently has five wholly owned subsidiaries including Great Bay Power Marketing, Inc., which purchases and markets power on the open market, BayCorp Ventures, LLC, which serves as a vehicle for the Company's investments, Great Bay Hydro Corporation which was formed for the purpose of holding the generating facilities in Vermont acquired from the Vermont Electric Division of Citizens Communications Company on April 1, 2004, Nacogdoches Power, LLC, which was formed for the purpose of holding the Sterne Power Project and Nacogdoches Gas, LLC, which was formed for the purpose of holding natural gas and oil assets. As of May 1, 2004, BayCorp had a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an independent internet-based crude oil and refined products trading exchange. Prior to May 1, 2004, BayCorp held a minority interest in HoustonStreet.

Forward Looking Statements

Any statements contained in this release regarding the Company's goals, strategies, and expectations are "forward-looking statements." Such statements include those addressing the Company's development of the gas-fired power plant project, the Company's participation in the future development of natural gas and oil wells, Sonerra's continued development of natural gas and oil wells, , the interest that the Company may have in additional wells, the return that the Company will receive, and the amount and funding of the Company's investment well development.
Factors that may affect future results include the actual cost of the wells, the success in well drilling and development and the amount of production from the wells, the period over which the wells will be developed, Sonerra Resources, Inc.'s continued operation and its success in oil and gas well development, on which Nacogdoches Gas, LLC is substantially dependant, the ability to successfully complete permitting and regulatory approval and construct the proposed power plant, the ability to acquire a natural gas supply for the proposed power plant, the ability to interconnect proposed power plant with existing high voltage transmission lines, the ability to market the power from the proposed power plant, and the ability of BayCorp or its subsidiaries to acquire financing for the development of these projects. No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially. Please review reports filed by BayCorp with the Securities and Exchange Commission for information and factors that could affect the Company's business.


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